EXHIBIT 99.1

Terra Tech Corp. to Webcast Live at VirtualInvestorConferences.com on June 4th, 2019

Company invites individual and institutional investors, as well as advisors and analysts, to attend a real-time, interactive presentation on VirtualInvestorConferences.com

IRVINE, CA, May 29, 2019 / Terra Tech Corp. (TRTC) (''Terra Tech'' or the ''Company''), a vertically integrated cannabis-focused agriculture company, today announced that Derek Peterson, Chief Executive Officer, will present live at VirtualInvestorConferences.com on June 4th, 2019.

DATE: Tuesday, June 4th, 2019

TIME: 1:00 PM Eastern Time

LINK: http://tinyurl.com/June4CannabisVIC

This will be a live, interactive online event where investors are invited to ask the company questions in real-time. If attendees are not able to join the event live on the day of the conference, an archived webcast will also be made available after the event.

It is recommended that investors pre-register and run the online system check to expedite participation and receive event updates.

Learn more about the event at www.VirtualInvestorConferences.com.

Recent Company Highlights

•	Launched legal cannabis delivery service in Orange County, CA, operating from its state licensed Blüm dispensary in Santa Ana, CA.

•	Announced sale of Blüm Desert Inn retail dispensary for $10 million

•	Commenced cannabis sales to the adult use market at Blüm San Leandro dispensary

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Bl m, IVXX Inc., Edible Garden, and MediFarm LLC. Bl m s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Bl m offers a broad selection of cannabis products including; flowers, concentrates and edibles through its multiple California and Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated cannabis dispensaries throughout California and dispensaries in Nevada. The Company s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Blüm Retail Stores visit: http://letsblum.com

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Instagram @Letsblum

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

About Virtual Investor ConferencesSM

Virtual Investor Conferences is the leading proprietary investor conference series that provides an interactive forum for publicly-traded companies to meet and present directly with investors.

A real-time solution for investor engagement, Virtual Investor Conferences is part of OTC Market Group's suite of investor relations services specifically designed for more efficient Investor Access.  Replicating the look and feel of on-site investor conferences, Virtual Investor Conferences combine leading-edge conferencing and investor communications capabilities with a comprehensive global investor audience network.

Contact:

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

Virtual Investor Conferences

John M. Viglotti

SVP Corporate Services, Investor Access

OTC Markets Group

(212) 220-2221

johnv@otcmarkets.com

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